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                                  EXHIBIT 99.1

                                                            [PacificHealth LOGO]

For Immediate Release:

Contact:    Lester Rosenkrantz                        Mark Beal
            Cameron Associates                        Alan Taylor Communications
            212-554-5486                              212-714-1280
            lester@cameronassoc.com
            -----------------------

         PACIFICHEALTH LABORATORIES, INC. ANNOUNCES SECOND QUARTER 2003
                                    REVENUES

WOODBRIDGE, NJ, July 25, 2003 - PacificHealth Laboratories, Inc., (NASDAQ:
PHLIC), a leading nutrition technology company, today announced that second quarter 2003 revenues were approximately $1,512,000 (unaudited) compared to revenues of $1,818,000 for the same period in 2002. The Company believes the reason for the decline in revenues was due primarily to the seasonally poor weather experienced throughout the United States during the months of April, May, and June 2003.

         The Company will hold a conference call to discuss the Company's second quarter 2003 results on Thursday, August 7, 2003, at 4:30 p.m. EST. Participating in the call will be Dr. Robert Portman, Chairman & CEO and Stephen Kuchen, Vice President & CFO. The second quarter results will be announced on August 7 at 4:00 p.m. EST.

         To participate in the conference call, dial 1-800-299-6183 and use code # 13445506 approximately 10 minutes before the scheduled start time. If you are unable to participate, a digital replay of the call will be available for 2 weeks from Thursday, August 7 at 7:00 p.m. EST until 7:00 p.m. EST on Thursday, August 21 by dialing 1-888-286-8010 and entering code # 48372195.

         A live web cast of the conference call will be available online by going to www.companyboardroom.com. An online replay will also be available shortly after the call at www.streetevents.com and www.companyboardroom.com.


About PacificHealth Laboratories:

PacificHealth Laboratories, Inc., Woodbridge, NJ, was founded in1995 to develop and commercialize functionally unique nutritional products for sports performance, weight loss and control of Type 2 diabetes. To learn more about ACCELERADE and PacificHealth Laboratories visit www.accelerade.com or www.pacifichealthlabs.com.

This news release contains forward-looking statements. These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects" or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.